Exhibit 99.4 - Filing Fee Exhibit

CALCULATION OF FILING FEE TABLES

SC TO-I/A

(Form Type)

John Hancock Asset-Based Lending Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$ –	$153.101	$ –

Fees Previously Paid	$ 8,700,000 (a)		$1,331.98(b)

Total Transaction Valuation	$ 8,700,000 (a)

Total Fees Due for Filing			$1,331.98

Total Fees Previously Paid			$1,331.98

Total Fee Offsets			–

Net Fee Due			$ 0.00

(a)

Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $1,331.98 was paid in connection with the filing of the Schedule TO by John Hancock Asset-Based Lending Fund (File No. 005-93713) on November 21, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $153.101 per $1,000,000 of the Transaction Valuation.

Table 2 – Fee Offset Claims and Sources

Not applicable.